Exhibit 16.1

December 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by FLJ Group Limited under Item 16F of the Shell Company Report on Form 20-F dated December 28, 2023. We agree with the statements concerning our Firm in such Shell Company Report on Form 20-F; we are not in a position to agree or disagree with other statements of FLJ Group Limited contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com